Certificate
of the Incorporation of a Company

Company Number: 116322
REID Number: GICO.116322-29

IT IS HEREBY CERTIFIED that

TokenCommunities PLC

is this day incorporated under the Companies Act and that the company is Public limited.

Given at Gibraltar, this 13th day of October Two Thousand and Seventeen.

REGISTRAR OF COMPANIES ★ GIBRALTAR ★

For and on behalf of the
Registrar of Companies